Exhibit 99.k.(i).(B)
  Amendment No. 1 to
Transfer Agency and Service Agreement

This Amendment No. 1 (“Amendment”) is entered into and effective as of this the 1st day of June, 2010, and hereby amends that certain Transfer Agency and Service Agreement by and among each Invesco Closed End Fund, severally and not jointly set forth in Appendix A  thereto (collectively, the “Company”), and Computershare Inc., and its fully owned subsidiary Computershare Trust Company, N.A., (collectively, the “Transfer Agent” or individually, “Computershare” and the “Trust Company”, respectively) dated June 1, 2010 (the “Agreement”).

WHEREAS, Trust Company and Computershare each separately provide specified services covered by the Agreement and, in addition, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by the Agreement; and

WHEREAS, the parties desire to revise the “Confidentiality” provisions provided under the Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and in compliance with the Agreement, the parties hereby agree as follows:

1.  Section 11 shall be deleted in its entirety and replaced with the following:

“11.                 CONFIDENTIALITY.

11.1  Definition.  “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder information (including any non-public information of such Shareholder), Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement.  Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates).  Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

11.2.
A.  Use and Disclosure.  All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care.  Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party's prior consent.  However, each party may disclose relevant aspects of the other party's Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law.  Without limiting the foregoing, each party will implement and maintain consistent with applicable state or Federal statute such physical, administrative, technical and other security measures, controls and safeguards as are necessary to protect (a) the security and confidentiality of Confidential Information; (b) against any actual or anticipated threats or hazards to the security and integrity of Confidential Information; (c) against any unauthorized access to or use of Confidential Information; and (d) against accidental loss or destruction of, or damage to Confidential Information.  To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 11.

B.  Safeguards.  The safeguards described above shall include but not be limited to, (i) security management policies and procedures including incident management procedures to address security events, (ii) access controls, including password change controls, to ensure access to information resources is granted on a need to know and least privilege basis, (iii) device and software management controls to guard against viruses and other malicious or unauthorized software, (iv) appropriate encryption safeguards as may be required, (v) security awareness to ensure employee understanding of their responsibilities in guarding against security events and unauthorized use or access to information, (vi) logging procedures to proactively record user and system activity for routine review, and (vii) facility access and protection controls to limit physical access to information resources and guard against environmental hazards (e.g., water or fire damage).

11.3.  Required or Permitted Disclosure.  In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Transfer Agent for Shareholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order.  Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

11.4  Unauthorized Disclosure.  As may be required by law and without limiting any party's rights in respect of a breach of this Section 11, each party will promptly:
(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party's Confidential Information by any person or entity that may become known to such party;

(b)	furnish to the other party full details of the unauthorized possession, use or disclosure;

(c)	keep the other informed of progress and actions taken to resolve the incident; and

(d)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

Unless such disclosure is mandated by law, a party in its sole discretion will determine whether to provide explicit notification to its customers or employees or the Shareholders concerning incidents involving Confidential Information.

11.5  Business Continuity.  Transfer Agent’s disaster recovery and business resiliency/continuity plans (“DR Plans”) pertinent to the Services provided to Company shall address reasonably foreseeable events that could impair the Transfer Agent’s ability to render Services under the Agreement.  The DR Plans shall be tested no less than annually. Transfer Agent reserves the right to edit or update its plans as needed from time to time, without notice, so long as the changes do not lessen or weaken Transfer Agent’s ability to maintain services in accordance with the Agreement. The occurrence of a force majeure event will not relieve Transfer Agent of its obligation to implement the DR Plan and to provide the disaster recovery services contained therein, except in situations where a force majeure event to the disaster recovery site prevents Transfer Agent from executing its DR Plans.

11.6  Inspection.  Company, through its agent and at its sole expense, may inspect the Transfer Agent’s physical and other security measures and controls relevant to the Services provided to Company.

11.7  Costs.  Each party will bear the costs it incurs as a result of compliance with this Section 11.”

2.  All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

3.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

Computershare Inc.
Computershare Trust Company, N.A.	Invesco Closed-End Funds

On Behalf of Both Entities:	On behalf of each entity listed in Appendix A, severally and not jointly

By:	By:
Name: Martin J. McHale, Jr.	Name:
Title: President, U.S. Equity Services	Title: